UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2011 (December 21, 2011)

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida

State or other jurisdiction of incorporation)

001-3194 0	25-1255406
(Commission File Number)	(IRS Employer Identification No.)

One F.N.B. Boulevard, Hermitage, PA	16148
(Address of Principal Executive Offices)	(Zip Code)

(724) 981-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2011, Robert J. McCarthy, Jr., the Vice Chairman, President and Chief Executive Officer of Parkvale Financial Corporation, was elected to the board of directors of F.N.B. Corporation (“FNB”). His election is contingent upon and will be effective upon the closing of the merger of Parkvale Financial Corporation (“Parkvale”) with and into FNB, which is anticipated to occur on January 1, 2012. Under the Agreement and Plan of Merger between FNB and Parkvale, dated as of June 15, 2011, FNB agreed, among other things, to take the necessary action to appoint or elect Mr. McCarthy as a director of FNB. At this time, Mr. McCarthy has not been named to serve on any committees of the board of directors of FNB, nor has any information been made available regarding the committees of the board of directors of FNB to which Mr. McCarthy is expected to be named. Compensatory arrangements for Mr. McCarthy as a new director will be consistent with FNB’s previously disclosed standard arrangements for directors. Such arrangements are described under “Executive Compensation and Other Proxy Disclosure — Director Compensation” of FNB’s proxy statement for its 2011 annual meeting of shareholders filed on March 30, 2011, which disclosure is incorporated herein by reference. In general, non-employee directors receive an annual retainer fee and stock awards and employee directors receive stock awards, but not a retainer fee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION

By:	/s/ James G. Orie
James G. Orie, Chief Legal Officer

Date: December 28, 2011